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                                                                       EXHIBIT 5

                                                             April 28, 1995

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

                    RE:  REGISTRATION STATEMENT ON FORM S-8
                    JOHNSON & JOHNSON 1995 STOCK OPTION PLAN

Ladies and Gentlemen:

I am General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I have acted as counsel for the Company in connection with the registration statement under the Securities Act of 1933, as amended, of shares of Common Stock (the "Common Stock"), par value $1.00 per share, of the Company to be issued pursuant to the Johnson & Johnson 1995 Stock Option Plan (the "Plan").

I have reviewed the Company's Restated Certificate of Incorporation, and By-Laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock, when issued and delivered in accordance with the terms of the options issued under the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to such Registration Statement.

                                          Very truly yours,

                                          By: /S/ GEORGE S. FRAZZA
                                              --------------------
                                              George S. Frazza